AUTOINFO, INC.
                                 1600 Route 208
                           Fair Lawn, New Jersey 07410


                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 12, 1996

                            ------------------------



To the Stockholders of
   AutoInfo, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AutoInfo, Inc. (the "Company") will be held at the executive offices of the Company, 1600 Route 208, Fair Lawn, New Jersey 07410 on January 12, 1996 at 9:00 a.m., Eastern Standard Time, for the following purposes:

          1.   To elect a board of six directors.

          2. To consider and take action upon such other matters as may properly come before the meeting or any adjournments thereof.

     The close of business on December 6, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States in enclosed for your convenience.

                                             By Order of the Board of Directors


                                             William Wunderlich, Secretary


Dated:  December 12, 1995

                                 AUTOINFO, INC.

                                 1600 Route 208
                           Fair Lawn, New Jersey 07410


                            -------------------------

                                 PROXY STATEMENT

                            -------------------------


                         ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AutoInfo, Inc. (the "Company") of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the executive offices of the Company, 1600 Route 208, Fair Lawn, New Jersey 07410 on January 12, 1996 at 9:00 A.M. Eastern Standard Time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

     All shares represented by each properly executed unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the six persons listed herein as nominees as directors and in the judgment of the Board of Directors on any other matters which may properly come before the meeting. Any stockholder giving a proxy has the power to revoke the same at any time before it is voted.

     The approximate date on which this Proxy Statement and the accompanying form of proxy along with the Company's 1995 Annual Report will be mailed to the Company's stockholders is December 12, 1995. The principal executive offices of the Company are located at 1600 Route 208, Fair Lawn, New Jersey 07410.


                                VOTING SECURITIES


Only stockholders of record at the close of business on December 6, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the record date there were issued and outstanding 7,777,752 Common Shares. Each outstanding Common Share is entitled to one vote upon all matters to be acted upon at the meeting. The affirmative vote of holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with.

     The following table, together with the accompanying footnotes, sets forth information, as of December 1, 1995, regarding stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock, all directors and nominees, and all directors and officers of the Company as a group.

Name of                                Shares of Common Stock        Percentage
Beneficial Owner                        Beneficially Owned(1)       of Ownership

(i) Directors
Jason Bacher                                    336,272(2)              4.5%(5)
Robert Fagenson                                  30,750(3)                * (5)
Andrew Gaspar                                    45,000                   *
Howard Nusbaum                                  171,531                 2.2%
Jerome Stengel                                   30,000                   *
Scott Zecher                                    331,746                 4.3%

All executive officers                        1,038,632(4)             13.1%(6)
and directors as a group
(7 persons)

(ii) 5% Stockholders;
Ashford Capital Management, Inc.(7)
P.O. Box 4172
Greenville, Delaware 19807                      403,200                 5.2%

Dimensional Fund
Advisors, Inc.(7)
1299 Ocean Avenue
Santa Monica, CA 90401                          391,100                 5.0%

Irving B. Harris(7)
2 North LaSalle Street
Suite 505
Chicago, IL  60602                              467,731                 5.9%

Ryback Management Corporation(8)
7711 Corondelet Avenue
St. Louis, Missouri 63105                       970,850                12.5%

Steel Partners II L.P.(8)
750 Lexington Avenue
New York, New York 10022                      1,133,500                14.6%

------------------
*  Less than 1%

(1) Unless otherwise indicated below, each director, executive officer and each 5% stockholder has sole voting and investment power with respect to all shares beneficially owned.

(2)  Includes 50,000 shares subject to currently exercisable options.

(3) Includes (i) 1,500 shares owned by the Fagenson & Co. Profit Sharing Plan and Employee Pension Plan, of which Mr. Fagenson is a trustee, and (ii) 29,250 shares issuable upon exercise of a Common Stock purchase warrant held by Mr. Fagenson which is currently exercisable.

(4) Includes 152,583 shares subject to currently exercisable options or warrants.

(5) Assumes that all currently exercisable options or warrants owned by this individual have been exercised.

(6) Assumes that all currently exercisable options or warrants owned by members of the group have been exercised.

(7)  Information  with  respect to this  stockholder  has been  derived from the
     Schedule 13G filed by such stockholder with the Securities and Exchange Commission.

(8)  Information  with  respect to this  stockholder  has been  derived from the
     Schedule 13D filed by such stockholder with the Securities and Exchange Commission.

                              ELECTION OF DIRECTORS

     At the meeting, six Directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying form of proxy will be voted for the election as Directors of the six persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     ANDREW GASPAR age 47, was named Chairman of the Board on March 29, 1995. Mr. Gaspar has, since March 1991, been President of the general partner of R.S. Lauder, Gaspar & Co. and Vice-Chairman of The Central European Development Corporation, venture capital firms doing business in the United States and Eastern Europe. Prior thereto, Mr. Gaspar was a Managing Director of E.M. Warburg Pincus & Co., a venture banking and investment advisory firm, a position he held since 1982 through March, 1991. He holds a B.S. degree from Columbia University, an M.S. degree from Northeastern University and an M.B.A. degree from Harvard Business School. He has been a director of the Company since 1978.

     SCOTT ZECHER, age 36, joined the Company in January 1984, and became its President and Chief Operating Officer in January 1993. Prior to becoming President, he held the position of Executive Vice President and Chief Financial Officer. He became a director of the Company in 1989. From 1980 to 1984, he was with the accounting firm of KPMG Peat Marwick. Mr. Zecher is a Certified Public Accountant with a B.A. degree in Accounting and Economics from the City University of New York at Queens College.

     JASON BACHER, age 57, has been a director of the Company since its inception in 1976. From its inception in 1976 through March 29, 1995 Mr. Bacher was Chairman of the Board and the Chief Executive Officer of the Company. Mr. Bacher has been associated with the automobile salvage industry since 1961 as a principal of Bacher Tire Company, Inc., an automobile recycler located in the New York metropolitan area. In connection with the sale by the Company of a principal portion of its business to ADP Claims Solutions on April 1, 1995, Mr. Bacher joined ADP Claims Solutions.

     ROBERT FAGENSON, age 47, has been an officer and director of Fagenson & Co., Inc., a registered broker-dealer, for more than five years. Mr. Fagenson is a member of the Board of Directors of the New York Stock Exchange. Since April 1983, Mr. Fagenson has also served as the Secretary and a director of Starr Securities, Inc., a registered broker-dealer, which was the underwriter of the Company's initial public offering in May 1986. Mr. Fagenson has been a director of the Company since June 1986. Mr. Fagenson is also a director of Healthy Planets Products, Inc., Microtel Franchise and Development Corp. and Rentway, Inc. Mr. Fagenson has a B.S. degree in Business Administration from Syracuse University.

     HOWARD NUSBAUM, age 47, has been a director of the Company since its inception in 1976. Mr. Nusbaum, who earned a B.A. degree from Brooklyn College, has been a consultant to the automobile recycling industry since 1976.

     JEROME STENGEL, 59, has been a Vice President, Treasurer and Chief Financial Officer of Genovese Drug Stores, Inc., an American Stock Exchange company, for more than five years. Mr. Stengel is a Certified Public Accountant with a B.B.A. degree from the City University of New York. He has been a director of the Company since 1987.

    Management Recommends a Vote for the Election of the Foregoing Nominees.

                           BOARD OF DIRECTOR MEETINGS

     During the year ended May 31, 1995, the Board of Directors held ten meetings. Each director standing for re-election attended at least 75% of such meetings.

                          BOARD OF DIRECTOR COMMITTEES

     The Board maintains an Audit Committee comprised of Messrs. Fagenson, Gaspar and Stengel and a Compensation Committee comprised of Messrs. Bacher, Fagenson and Stengel. Each committee member is a non-employee director. The Audit Committee approves the selection of the Company's auditors and meets and interacts with the auditors to discuss questions in regard to the Company's financial reporting. The Compensation Committee evaluates the performance of the Company's executive employees and determines the salaries and other compensations payable to such persons. During the last full fiscal year, the Compensation Committee met twice and the Audit Committee met once, with all members present at each respective Committee meeting.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Summary Compensation Table below includes, for each of the fiscal years ended May 31, 1995, 1994 and 1993, individual compensation for services to the Company and its subsidiaries paid to: (1) the Chief Executive Officer; and (2) the other most highly paid executive officers of the Company in Fiscal 1995 whose salary and bonus exceeded $100,000 (together, the "Named Executives").


                                                                            Long-Term            All
                                                Annual Compensation       Compensation          Other
Name and Principal Position        Year         Salary       Bonus           Options        Compensation(1)

Jason Bacher(2)                    1995        $125,000     $182,854(3)         -              $4,300
    Chairman of the Board          1994        $135,417     $ 45,000         75,000            $4,063
    and Chief Executive Officer    1993        $125,000     $ 18,166            -              $3,750

Scott Zecher                       1995        $145,000     $235,000(3)      80,000            $4,230
    President and                  1994        $144,000     $ 50,000            -              $3,240
    Chief Operating Officer        1993        $125,000     $ 18,166        100,000            $2,690

William Wunderlich                 1995        $103,333     $ 80,000(3)      40,000            $5,500
    Treasurer and Chief            1994        $ 91,250     $ 19,000         35,000            $3,068
    Financial Officer              1993        $ 55,624     $  2,000         50,000            $1,063


--------

(1)  Represents   amounts   contributed   to  the  Company's   401(k)   deferred
     compensation plan.

(2) Mr. Bacher resigned as Chairman of the Board and Chief Executive Officer on March 29, 1995.

(3) Includes a one-time bonus relating to the ADP transaction in the amount of $100,000 to Jason Bacher, $150,000 to Scott Zecher and $50,000 to William Wunderlich.

Employment Agreements

     Messrs. Zecher and Wunderlich are employed by the Company pursuant to employment agreements which expire in April 1998 and April 1997, respectively. These agreements provide for minimum annual compensation of $150,000 and $120,000, respectively, and provide for annual review by the Board of Directors.

     The Company has entered into supplemental employment agreements (the "Supplemental Employment Agreements") with Messrs. Zecher and Wunderlich (the "Covered Executives"), which provide that if there is a Change in Control of the Company (as defined therein) during the Protected Period (described below), the terms of the Supplemental Employment Agreements will supersede the Covered Executives' existing employment agreements and will govern the terms of the Covered Executives' employment following the Change in Control for a three-year term, in the case of Mr. Zecher, and a two-year term, in the case of Mr. Wunderlich (the "Employment Term"). For these purposes, the Protected Period is a three-year period which commenced on April 10, 1995 and is automatically extended for one year on April 10, 1996 and each April 10 thereafter, unless the

Company otherwise notifies the Covered Executive at least 90 days prior thereto. The Supplemental Employment Agreements provide that during the Employment Term the Covered Executives will remain employed in their capacities with the Company as of the Change in Control and will continue to receive an annual salary (the "Base Salary") and benefits at least equal to that which they received prior to the Change in Control and an annual bonus at least equal to the Covered Executive's average annual bonus during the three years prior to the Change in Control. The Supplemental Employment Agreements provide that if, during the Employment Term, the Covered Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive either for Good Reason or during the 60-day Window Period commencing on the anniversary of the Change in Control (as each of the foregoing terms are defined in the applicable Supplemental Employment Agreement), the Covered Executive would receive a severance payment equal to the sum of his Base Salary and the higher of his annual bonus for the then most recent year or his average annual bonus during the three years preceding the Change in Control (the "Highest Annual Bonus") multiplied by two, in the case of Mr. Zecher, and one and one-half, in the case of Mr. Wunderlich. In addition, the restrictions on any stock-related incentive awards held by the Covered Executive would lapse and he would be entitled to continued coverage under the Company's life, health and disability benefits for two years following termination of his employment (three years in the case of Mr. Zecher) or until he receives similar benefits from a new employer. If Mr. Zecher's employment is terminated (as described above) prior to April 10, 1996, he would receive severance equal to three (rather than two) times his Base Salary and Highest Annual Bonus. Mr. Zecher's Supplemental Employment Agreement also provides that if he is subject to excise taxes under Section 4999 of the Internal Revenue Code on any payments or benefits triggered by a Change in Control, he will be entitled to receive an additional amount such that after the payment of all applicable taxes he will retain an amount equal to that which he would have retained absent the excise taxes. In connection with the Supplemental Employment Agreements, the Company also approved the creation and funding of an Employee Protection Trust, which is a form of grantor trust under which the assets of the trust remain subject to the satisfaction of the general claims of the Company's creditors, to provide for the payment of all benefits payable under the Supplemental Employment Agreements.

     The Supplemental Employment Agreements were entered into on April 10, 1995, after Steel Partners II LP acquired 14.9% of the Company's Common Stock. In the opinion of the Board, it was necessary and desirable to enter into the Supplemental Employment Agreements and to implement the Employee Protection Trust so that the Covered Executives would concentrate on performing their duties and promoting the best interests of the Company and its stockholders without being concerned about the possibility of a Change in Control. In the opinion of the Board of Directors, the provisions of the Supplemental Employment Agreements and the Employee Protection Trust would not have any significant impact on the decision of any person or entity relating to whether or not to acquire the Company or effect a Change in Control although a person or entity interested in acquiring, or effecting a Change in Control, of the Company may view the provisions of the Supplemental Employment Agreement and the funding of the Employee Protection Trust as making it more difficult to consummate an acquisition, or effect a Change in Control, of the Company. In addition, in the opinion of the Board of Directors, entering into the Supplemental Employment Agreements and implementing the Employe Protection Trust and the funding thereof would not have an adverse impact on the Company's ability to execute its business strategy in pursuing value for the benefit of all stockholders.



Restricted Stock Grants

     In November 1987, the Company issued 410,000 shares of Common Stock pursuant to restricted stock bonus grants to key executives, directors and consultants. In January 1994, the Company issued 15,000 shares of Common Stock pursuant to a restricted stock bonus grant to a non-employee director. Such shares vest ratably over a period of 30 years. The unvested portion is subject, upon the occurrence of certain events, to either forfeiture or accelerated vesting.


401(k) Cash or Deferred Compensation

     The Company maintains a tax-qualified 401(k) cash or deferred compensation plan that covers all employees who have completed 30 days of service with the Company and have attained age 21. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The Company makes a 50% matching cash contribution on up to a 6% contribution by the employee. In addition, the Company may, in its discretion, make additional contributions as permitted by the Internal Revenue Code. The contributions of the participants and the Company are held in separate accounts. Participants' contributions are always fully vested. The Company's contributions vest proportionally over a five year period commencing on the employee's date of employment.


Stock Option Plans

     In February 1986, the Company's stockholders approved the AutoInfo 1985 Stock Option Plan (the "1985 Plan") which provides that a total of 555,000 shares of Common Stock are subject to options granted thereunder. In November 1986, the Company's stockholders approved the AutoInfo 1986 Stock Option Plan (the "1986 Plan") which provides that a total of 637,500 shares of Common Stock are subject to options granted thereunder. In October 1989, the Company's stockholders approved the AutoInfo 1989 Stock Plan (the "1989 Plan") which provides that a total of 300,000 shares of Common Stock are subject to options granted thereunder. In November 1992, the Company's stockholders approved the AutoInfo 1992 Stock Option Plan (the "1992 Plan") which provides that a total of 350,000 shares of Common Stock are subject to options granted thereunder. (The 1985 Plan, 1986 Plan, 1989 Plan and 1992 Plan are sometimes referred to herein as the "Option Plans".)

     Under the Option Plans, the Company may grant options to purchase Common Stock to its officers, key employees, directors, and, in the case of the 1985 and 1992 Plans, to non-employees performing services for the Company. Payment of the option exercise price is to be made (i) in cash, (ii) by delivery of Common Stock already owned by and in the possession of the option holder, or (iii) if so provided for in the option being exercised, by delivery of the option holder's promissory note in favor of the Company. If an option granted under an Option Plan expires, terminates or is canceled without being exercised in full, the unpurchased shares subject to such options will again be available for options to be granted under such Plan. Options may be granted in the form of incentive stock options ("Incentive Option") or options which do not qualify for the favorable tax treatment of Incentive Options which are known as non-qualified options.

     The Option Plans are administered by a committee of the Board of Directors consisting of Messrs. Fagenson and Stengel who are ineligible to participate in the Plans.

     No options may be exercised more than ten years from the date of grant, and no options may be granted after December 16, 1996, December 31, 1996, December 31, 1999 and December 31, 2002 under the 1985 Plan, 1986 Plan, 1989 Plan, and 1992 Plan, respectively.

     The option price of each Incentive Option granted under the Option Plans shall be not less than 100% of the fair market value of the Common Stock as of the date the option is granted (110% of the fair market value if the grant is to an employee holding 10% or more of the Company's outstanding Common Stock). Options other than Incentive Options may be granted at an exercise price as determined by the Board. The exercise prices of such non-qualified options must be at least 85% of the fair market value of the underlying shares of Common Stock at the date of grant. Options granted are not transferable and are subject to various other conditions and restrictions. All Incentive Options granted before December 31, 1986 must be exercised in the order in which they were granted regardless of the differences in the exercise prices.


Option Grants in Fiscal Year 1995

Shown below is information on grants of stock options pursuant to the Company's Stock Option Plans during the fiscal year ended May 31, 1995, to the Named Executives who are reflected in the Summary Compensation Table.


                         Individual Gains in Fiscal 1995
                         -------------------------------

Name                    Options    Percentage of Total   Exercise        Expiration Date     Potential Realized Values at
                        Granted     Options Granted to   Price Per                          Assumed Annual Rates of Stock
                                   Employees in Fiscal   Share (1)                       Price Appreciation for Option Term (1)
                                           Year                                                   5%               10%
Jason Bacher               0                0                  --               --               --               --

Scott Zecher            80,000            29.63%             $4.125          4/10/05          $158.668         $448,123

William Wunderlich      40,000            14.81%             $4.125          4/10/05          $ 79,334         $224,081


--------

(1)  Based on 110% of the closing price on NASDAQ/NMS on the date.

Aggregate  Options  Exercised  in Fiscal  Year 1995 and Fiscal  Year-End  Option
Values

Shown below is information with respect to (i) options exercised by the Named Executives pursuant to the Option Plans during Fiscal 1995; and (ii) unexercised options granted in Fiscal 1995 and prior years under the Option Plans to the Named Executives and held by them at May 31, 1995.


                                                      Number of Unexercised        Values of Unexercised
                       Shares                           Options at 5/31/95             In-the-Money
                      Acquired     Value Realized    Exercisable/Unexercisable     Options at 5/31/95(1)
Name                 on Exercise                                                 Exercisable/Unexercisable


Jason Bacher              0               0                 0/75,000                       $0/$0

Scott Zecher           216,799         330,480              0/113,333                    $0/$4167

William Wunderlich        0               0               45,000/80,000               $16,667/$8,333


--------

(1)  Based on the closing price as quoted on NASDAQ/NMS on the date.


Director Compensation

The Company pays a Directors fee of $750 for each meeting attended by a non-employee director.


Compensation Committee Interlocks and Insider Participation

     During the Company's last fiscal year, Messrs. Fagenson, Gaspar and Stengel served on the Compensation Committee of the Board of Directors. Other than in their capacities as directors of the Company, none of Messrs. Fagenson, Gaspar or Stengel were employed by the Company during such times.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To the Board of Directors:

Compensation Policies Applicable To Executive Officers

     The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus which may be awarded by the Company's Compensation Committee and awards of Company stock or stock options under the Company's Stock Option Plans. The Company's Compensation Committee annually considers and makes recommendations to the Board of Directors as to executive compensation including changes in base salary, bonuses and awards of Company stock or stock options.

     Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Compensation Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility and the individual contribution and performance of the executive. The performance of the Company and of the division for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return is important and is considered by the Compensation Committee, it is subject to the vagaries of the public market place and the Company's compensation program focuses on the Company's strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Compensation Committee considers include sales, earnings, return on equity and comparisons of sales and earnings with prior years and with budgets.

     The Compensation Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendations of management. The Compensation Committee then exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

Compensation of the Chief Executive Officer

     Mr. Bacher's base salary of $125,000 for 1995 (which constituted a ten-month proration of his $150,000 base salary) was based principally on his rights under his four-year employment agreement with the Company dated January 1, 1995 which was terminated on March 29, 1995 in connection with the ADP transaction. In addition, Mr. Bacher received a bonus of $182,854 which the Committee granted to him in recognition of the Company's performance in 1995 under his leadership, including his role in consummating the Company's transaction with ADP Solutions.

                                      Respectfully submitted,

                                      AutoInfo, Inc. Compensation Committee
                                      (Robert Fagenson and Jerome Stengel)


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 28, 1995 the Company entered into a Promissory Note and Security and Pledge Agreement with Scott Zecher, its President, Chief Operating Officer and a Director, pursuant to which the Company lent to Mr. Zecher, consistent with the Company's past practice, the sum of $466,796.64, in connection with Mr. Zecher's exercise of options to acquire 216,799 shares of the Company's Common Stock (the "Shares") under the Company's 1985 and 1986 Stock Option Plans. The Note, which is non-interest bearing, is secured by the Shares and is payable on the earlier of May 31, 1996 or out of proceeds of the underlying collateral. As a result of such exercise, the percentage of outstanding shares of common stock owned by executive officers and directors of the Company increased from approximately 8.7% to approximately 11.5%. This increase may discourage a party from instituting a take-over attempt with regard to the Company. The purpose of the Company granting an interest free loan for the purpose of exercising in-the money stock options is the same as the purpose of the Company for granting stock options to key employees and officers; namely, to encourage such key employees and officers to acquire an increased personal interest in the success and progress of the Company. The granting of the stock options provides the key employee or officer with the potential to benefit from the success and growth of the Company and the interest free loan enables such key employee or officer to actually realize the benefit when the stock option becomes in-the-money.

     On June 22, 1995, the Company entered into a Settlement Agreement with Ryback Management Corporation ("Ryback"), Eric C. Ryback and Lawrence Callahan (the "Agreement"; Ryback together with Eric C. Ryback and Lawrence Callahan, collectively, the "Ryback Parties"). As more fully described below, the Settlement provides that, for a period of five (5) years, Ryback, the holder of approximately 14.8% of the Company's outstanding shares at the time the Agreement was entered into, will vote such shares on all matters in accordance with the recommendation of the Company's Board of Directors (the "Board"), unless, as a result of the recommendation, the Board's "outside directors" (as such term is hereinafter defined) would not continue to constitute a majority, in which case, the shares would be voted in the same proportion as the vote of other stockholders. The Agreement also provided for the dismissal of the Company's litigation against the Ryback Parties and for mutual releases from the Company to the Ryback Parties and from the Ryback Parties to the Company.

     Pursuant to the Agreement, Ryback agreed that during the term of the Agreement, unless specifically requested in writing in advance by the Board, Ryback will not, and will cause its affiliates and associates (as such terms are used within Rule 126-2 (as such rule is currently in effect) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not to, alone or in concert with others (and neither Ryback nor any affiliate or associate of Ryback will advise, assist or encourage others to), directly or indirectly: (i) by purchase or otherwise, acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any shares of Common Stock of the Company (the "Common Stock"), including securities convertible into Common Stock, or direct or indirect rights or options to acquire such ownership; (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of beneficial ownership of Common Stock (or securities convertible into Common Stock or direct or indirect rights or options to acquire such beneficial ownership), or for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or any of its affiliates, (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act (the "Exchange Act")) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the

Company or any of its affiliates; (iv) form, join or in any way participate in a "group" (as such term is used in Section 1 3d(3) of the Exchange Act) to take any action otherwise prohibited by the terms of the Agreement; (v) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company or any of its affiliates or propose any person for election to the Board of the Company or any of its affiliates or propose the removal of any member of the Board of the Company or any of its affiliates; (vi) otherwise seek to control the management or policies of the Company or any of its affiliates, including, without limitation, taking any action to seek to obtain representation on the Board of the Company or any of its affiliates; (vii) institute, prosecute or pursue against the Company (or any of its officers, directors, representatives, trustees, employees, attorneys, advisors, agents, affiliates or associates) (a) any claim with respect to any action hereafter duly approved the Board or (b) any claim on behalf of a class of the Company's security holders; (viii) disclose to any third party, or make any filing under the Exchange Act (including, without limitation, under Section 13(d) thereof) disclosing, any intention, plan or arrangement inconsistent with the foregoing;
(ix) publicly oppose any duly authorized Board action or recommendation; (x) initiate any communication with any customer or supplier of the Company or any other person which does or is contemplating doing business or entering into a transaction with the Company with a view interfering or otherwise adversely affecting the relationship between the Company and or the applicable customer, supplier or other person; (xi) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or (xii) request the Company (or its directors, officers, employees or agents) to amend or waive any provision of the Agreement or otherwise seek any modification to or waiver of any of the agreements or obligations of Ryback, or any of its affiliates or associates, under the Agreement.

     The Agreement also provides that during the term of the Agreement, Ryback will not and will cause its associates and affiliates not to, transfer, assign, pledge, sell, hypothecate or otherwise dispose (a "disposition") of any capital stock of the Company owned by it, except if all of the following conditions are satisfied with respect to such disposition: (i) the applicable disposition together with all other dispositions for the account of Ryback and its associates and affiliates during the one month period immediately preceding the date of such disposition does not exceed one percent of the outstanding Common Stock, as shown on the most recent applicable report or statement published by the Company; (ii) such disposition shall be by means of a "broker's transaction" within the meaning of rule 144(g) under the Securities Act of 1933, as amended; and (iii) with respect to any such disposition, the seller shall instruct its broker that such broker shall make due inquiry and shall not make the disposition to any person (including any agent of such person) if Ryback and/or its affiliates or associates or such broker knows, or has reason to believe, that such person, together with such persons, affiliates and associates, owns, collectively (with its associates and affiliates), or, will own, collectively (with its associates and affiliates), upon consummation of the disposition, 3% or more of the outstanding Common Stock as shown on the most recent applicable report or statement published by the Company.

     The Agreement also provides that during its term, with respect to each matter submitted to the stockholders of the Company for a vote, whether at a meeting or pursuant to any consent of stockholders, including, without limitation, any matter submitted to the stockholders of the Company relating to the election or removal of directors, Ryback agrees to, and agrees to cause its affiliates and associates to, vote (whether by proxy or otherwise) all shares of Common Stock owned by Ryback and/or any of its affiliates and associates in accordance with the applicable duly authorized recommendation of the Board; provided, however, that, with respect to any recommendation relating to the election or removal of directors, if, assuming such recommendation were adopted by the stockholders of the Company, less than a majority of all directors constituting the Board would be "outside directors" (as such term is hereinafter defined), Ryback and its associates and affiliates shall vote their shares in the same proportion as the votes of all other outstanding voting securities of the Company voting on such applicable matter. As used in the Agreement, the term "outside directors" refer to directors who are not also officers or employees of the Company.

                             TOTAL RETURN COMPARISON

     The following graph sets forth a five-year comparison of total returns for:
(1) the Company; (2) a Company selected Peer Group (comprised of Data Transmission Network Corp., INCOMNET, Inc., Triad Systems Corporation and Policy Management Systems Corporation); and (3) the NASDAQ - US CRSP Total Return Index.


    [The following table was represented by a chart in the printed material]


     Date           AutoInfo, Inc.        Peer Group          NASDAQ US
     ----           --------------        ----------          ---------
     5/90                100                 100                 100
     5/91                119                 126                 114
     5/92                 92                 160                 133
     5/93                 81                 109                 160
     5/94                 86                 120                 168
     5/95                 78                 162                 201

                                     GENERAL

     The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such other matters is conferred by such proxies upon the persons voting them.

     The Company expects representatives of Arthur Andersen & Company, the Company's independent auditors, to be present at the Annual Meeting and to respond to pertinent questions of stockholders.

     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mail, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and telegraph.

     The Company will provide without charge to each person being solicited by this Proxy Statement, on the written consent of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended May 31 1995 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to William Wunderlich, Secretary, AutoInfo, Inc., 1600 Route 208, Fair Lawn, New Jersey 07410.

     All proposals of stockholders intended to be included in the proxy statement to be presented at the 1996 Annual Meeting of Stockholders must be received at the Company's executive offices no later than June 28, 1996 and should be directed to the Secretary of AutoInfo, Inc.

                                                    By Order of the Board of
                                                     Directors


                                                    William Wunderlich,
                                                     Secretary

Dated:  December 12, 1995